Exhibit 5.1

Our ref            MUL/735964-000001/62239398v2

Bioceres Crop Solutions Corp.

Registered Office Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Principal Office Address: Ocampo 210 bis, Predio CCT, Rosario, Santa Fe, Argentina

30 October 2020

Bioceres Crop Solutions Corp.

We have acted as counsel as to Cayman Islands law to Bioceres Crop Solutions Corp. (the "Company") in connection with the registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act") (including its exhibits, the "Registration Statement") relating to, among other things:

(A)	94,287 ordinary shares of the Company of par value US$0.0001 each that remain unsold from the 119,443 ordinary shares registered by the Company pursuant to certain prior registration statement on Form F-1;

(B)	1,420,071 ordinary shares that remain unsold from the 1,432,571 ordinary shares previously registered by the Company pursuant to certain prior registration statement on Form F-3; and

(C)	7,469,488 ordinary shares (the "Note Shares") underlying the Company’s secured convertible promissory notes due 2023 (the "Notes"),

all of which may be offered by the selling shareholders identified in the Registration Statement (together, the "Selling Shareholders"). The 94,287 ordinary shares and the 1,420,071 ordinary shares mentioned above are referred to herein collectively as the "Selling Shareholder Shares".

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 14 November 2017, the certificate of incorporation on change of name dated 28 February 2019 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 27 February 2019.

1.2	The written resolutions of the board of directors of the Company dated 3 July 2019, 27 March 2020 and 30 October 2020, the written resolutions of the audit committee of the board of directors of the Company (the "Committee") dated 26 February 2020 (the "Committee Resolutions"), the minutes (the "Minutes") of the meeting of the board of directors of the Company held on 3 March 2020 (the "Meeting") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated (the "Certificate of Good Standing").

1.4	A copy of the register of members of the Company received on 30 October 2020 (the "Register of Members").

1.5	The Registration Statement.

1.6	The form of the Notes.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Note Shares or the Ordinary Shares.

2.3	The completeness and accuracy of the Register of Members.

2.4	No monies paid to or for the account of any party under the Registration Statement or the Notes or any property received or disposed of by any party to the Registration Statement or the Notes in each case in connection with the Registration Statement or the Notes or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2020 Revision) and the Terrorism Law (2018 Revision), respectively).

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the State of New York or the Argentine Republic.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely of our inspection of the Register of Members, the Selling Shareholders have valid title to their respective Selling Shareholder Shares and such Selling Shareholder Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

3.3	The Note Shares to be offered by the Selling Shareholders as contemplated by the Registration Statement (including the issuance thereof upon the exercise of the Notes in accordance with the Notes) will be authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Note Shares upon the exercise of the Notes in accordance with the Notes), such Note Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption "Description of Share Capital" in the prospectus included in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.4	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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